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Britt Stagnaro	Sami Badri
Cisco	Cisco
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CISCO REPORTS FIRST QUARTER EARNINGS

News Summary:
•Record revenue of $18.5 billion, up 24% year over year, record GAAP earnings per share of $1.14, up 58% year over year, and record non-GAAP earnings per share of $1.40, up 40% year over year – Cisco’s strongest revenue and non-GAAP earnings per share growth rates in over 15 years
•Record non-GAAP operating margin, reflecting focused execution and operating efficiency
•Broad-based high demand for Cisco technology with double-digit growth across all geographies and customer markets
•Raised FY27 revenue and non-GAAP EPS guidance
•Raised expectation for AI infrastructure revenue from hyperscalers to $9B in FY27, more than double the total for FY26
•Q1 FY 2027 Results:
◦Revenue: $18.5 billion
▪Increase of 24% year over year
◦Operating Margin: GAAP: 30.2%; Non-GAAP: 37.8%
◦Earnings per Share: GAAP: $1.14; Non-GAAP: $1.40
▪GAAP EPS increased 58% year over year
▪Non-GAAP EPS increased 40% year over year
•Q2 FY 2027 Guidance:
◦Revenue: $18.0 billion to $18.2 billion
◦Earnings per Share: GAAP: $1.07 to $1.09; Non-GAAP: $1.34 to $1.36
•FY 2027 Guidance:
◦Revenue: $74.8 billion to $75.8 billion
◦Earnings per Share: GAAP: $4.38 to $4.44; Non-GAAP: $5.47 to $5.53

SAN JOSE, Calif. -- November 12, 2026 -- Cisco (NASDAQ: CSCO) today reported first quarter results for the period ended October 24, 2026. Cisco reported first quarter revenue of $18.5 billion, net income on a generally accepted accounting principles (GAAP) basis of $4.6 billion or $1.14 per share, and non-GAAP net income of $5.6 billion or $1.40 per share.
“In Q1, we delivered the strongest revenue and non-GAAP earnings per share growth rates for Cisco in over 15 years,” said Chuck Robbins, chair and CEO of Cisco. “Organizations are turning to Cisco for our trusted, market-defining technology and our expertise to help them scale, secure and optimize their environments for the agentic AI era. We are in the very early stages of a multi-year networking supercycle, and we're confident in our ability to continue capturing the multi-billion-dollar opportunity it represents for Cisco.”
“Q1 FY27 was another record quarter for Cisco, with revenue, non-GAAP operating margin, and non-GAAP EPS all exceeding the high end of our guidance ranges. The strength of our Q1 performance gives us confidence to raise our revenue and non-GAAP EPS guidance for FY27,” said Mark Patterson, CFO of Cisco. “As our business continues to scale, we are unlocking significant operating leverage which is enabling us to grow earnings much faster than revenue. Looking ahead, we remain focused on delivering durable growth and driving continued capital returns.”

GAAP Results

	Q1 FY 2027		Q1 FY 2026		vs. Q1 FY 2026
Revenue	$18.5	billion	$14.9	billion	24%
Net Income	$4.6	billion	$2.9	billion	59%
Diluted Earnings per Share (EPS)	$1.14		$0.72		58%

Non-GAAP Results

	Q1 FY 2027		Q1 FY 2026		vs. Q1 FY 2026
Net Income	$5.6	billion	$4.0	billion	39%
EPS	$1.40		$1.00		40%
Reconciliations between net income, EPS, and other measures on a GAAP and non-GAAP basis are provided in the tables located in the section entitled “Reconciliations of GAAP to non-GAAP Measures.”
Cisco Declares Quarterly Dividend
Cisco has declared a quarterly dividend of $0.42 per common share to be paid on January 20, 2027, to all stockholders of record as of the close of business on January 4, 2027. Future dividends will be subject to Board approval.

Financial Summary
All comparative percentages are on a year-over-year basis unless otherwise noted.
Q1 FY 2027 Highlights
Revenue -- Total revenue was $18.5 billion, up 24%, with product revenue up 32% and services revenue up 1%.
Revenue by geographic segment was: Americas up 28%, EMEA up 18%, and APJC up 21%. Product revenue performance reflected growth in Networking up 43%, Security up 7%, Collaboration up 8%, and Observability up 2%.
Gross Margin -- On a GAAP basis, total gross margin, product gross margin, and services gross margin were 63.7%, 61.8%, and 70.9%, respectively, as compared with 65.5%, 64.5%, and 68.4%, respectively, in the first quarter of fiscal 2026.
Total gross margins by geographic segment were: 64.1% for the Americas, 68.9% for EMEA and 66.5% for APJC.
On a non-GAAP basis, total gross margin, product gross margin, and services gross margin were 65.6%, 63.7%, and 72.9%, respectively, as compared with 68.1%, 67.2%, and 70.7%, respectively, in the first quarter of fiscal 2026.
Operating Expenses -- On a GAAP basis, operating expenses were $6.2 billion, down 3% year over year, and were 33.4% of revenue. Non-GAAP operating expenses were $5.1 billion, up 2%, and were 27.8% of revenue.
Operating Income -- GAAP operating income was $5.6 billion, up 66%, with GAAP operating margin of 30.2%. Non-GAAP operating income was $7.0 billion, up 37%, with non-GAAP operating margin at 37.8%.
Provision for Income Taxes -- The GAAP tax provision rate was 17.2%. The non-GAAP tax provision rate was 18.5%.
Net Income and EPS -- On a GAAP basis, net income was $4.6 billion, an increase of 59%, and EPS was $1.14, an increase of 58%. On a non-GAAP basis, net income was $5.6 billion, an increase of 39%, and EPS was $1.40, an increase of 40%.
Cash Flow from Operating Activities -- $4.4 billion for the first quarter of fiscal 2027, an increase of 36% compared with $3.2 billion for the first quarter of fiscal 2026.
Balance Sheet and Other Financial Highlights
Cash and Cash Equivalents and Investments -- $15.8 billion at the end of the first quarter of fiscal 2027, compared with $15.9 billion at the end of fiscal 2026.
Remaining Performance Obligations (RPO) -- $46.2 billion, up 8% in total. Product RPO was up 7% and services RPO was up 9%.
Deferred Revenue -- $30.1 billion, up 7% in total, with deferred product revenue up 6% and deferred services revenue up 9%.
Capital Allocation -- In the first quarter of fiscal 2027, we returned $3.7 billion to stockholders through share buybacks and dividends. We declared and paid a cash dividend of $0.42 per common share, or $1.7 billion, and repurchased approximately 18 million shares of common stock under our stock repurchase program at an average price of $112.38 per share for an aggregate purchase price of $2.0 billion. The remaining authorized amount for stock repurchases under the program is $6.1 billion with no termination date.
Acquisitions
In the first quarter of fiscal 2027, we closed the acquisition of WideField Security Inc., a privately held security company.

Guidance
Cisco expects to achieve the following results for the second quarter of fiscal 2027:

Q2 FY 2027
Revenue	$18.0 billion - $18.2 billion
Non-GAAP gross margin	65% - 66%
Non-GAAP operating margin	36% - 37%
Non-GAAP EPS	$1.34 - $1.36
Cisco estimates that GAAP EPS will be $1.07 to $1.09 for the second quarter of fiscal 2027.
Cisco expects to achieve the following results for fiscal 2027:

FY 2027
Revenue	$74.8 billion - $75.8 billion
Non-GAAP EPS	$5.47 - $5.53
Cisco estimates that GAAP EPS will be $4.38 to $4.44 for fiscal 2027.
Our Q2 FY 2027 guidance assumes an effective tax provision rate of approximately 14.5% for GAAP and approximately 18.5% for non-GAAP results. Our FY 2027 guidance assumes an effective tax provision rate of approximately 16% for GAAP and approximately 18.5% for non-GAAP results.
A reconciliation between the guidance on a GAAP and non-GAAP basis is provided in the tables entitled “GAAP to non-GAAP Guidance” located in the section entitled “Reconciliations of GAAP to non-GAAP Measures.”
Editor's Notes:
•Q1 fiscal year 2027 conference call to discuss Cisco’s results along with its guidance will be held on Thursday, November 12, 2026 at 1:30 p.m. Pacific Time. Conference call number is 1-888-848-6507 (United States) or 1-212-519-0847 (international).
•Conference call replay will be available from 4:00 p.m. Pacific Time, November 12, 2026 to 11:59 p.m. Pacific Time, November 18, 2026 at 1-800-839-2232 (United States) or 1-203-369-3662 (international). The replay will also be available via webcast on the Cisco Investor Relations website at https://investor.cisco.com.
•Additional information regarding Cisco’s financials, as well as a webcast of the conference call with visuals designed to guide participants through the call, will be available at 1:30 p.m. Pacific Time, November 12, 2026. The conference call will also be livestreamed on YouTube at https://www.youtube.com/live/MT97SiJhRPE, LinkedIn at https://www.linkedin.com/events/7521627114891243520/ & X at https://x.com/i/broadcasts/2lgklRKVJgKEdp. Text of the conference call’s prepared remarks will be available within 24 hours of completion of the call. The webcast and livestreaming will include both the prepared remarks and the question-and-answer session. This information, along with the GAAP to non-GAAP reconciliation information, will be available on the Cisco Investor Relations website at https://investor.cisco.com.

CISCO SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per-share amounts)
(Unaudited)

	Three Months Ended
	October 24, 2026	October 25, 2025
REVENUE:
Product	$14,667	$11,077
Services	3,850	3,806
Total revenue	18,517	14,883
COST OF SALES:
Product	5,610	3,934
Services	1,119	1,204
Total cost of sales	6,729	5,138
GROSS MARGIN	11,788	9,745
OPERATING EXPENSES:
Research and development	2,423	2,400
Sales and marketing	2,831	2,871
General and administrative	717	733
Amortization of purchased intangible assets	191	231
Restructuring and other charges	28	147
Total operating expenses	6,190	6,382
OPERATING INCOME	5,598	3,363
Interest income	234	222
Interest expense	(368)	(350)
Other income (loss), net	31	156
Interest and other income (loss), net	(103)	28
INCOME BEFORE PROVISION FOR INCOME TAXES	5,495	3,391
Provision for income taxes	943	531
NET INCOME	$4,552	$2,860

Net income per share:
Basic	$1.15	$0.72
Diluted	$1.14	$0.72
Shares used in per-share calculation:
Basic	3,948	3,956
Diluted	3,978	3,993

CISCO SYSTEMS, INC.
REVENUE BY SEGMENT
(In millions, except percentages)

	Three Months Ended
	October 24, 2026
	Amount	Y/Y %
Revenue:
Americas	$11,506	28%
EMEA	4,456	18%
APJC	2,556	21%
Total	$18,517	24%
Amounts may not sum and percentages may not recalculate due to rounding.

CISCO SYSTEMS, INC.
GROSS MARGIN PERCENTAGE BY SEGMENT
(In percentages)

Three Months Ended
October 24, 2026
Gross Margin Percentage:
Americas	64.1%
EMEA	68.9%
APJC	66.5%

CISCO SYSTEMS, INC.
REVENUE FOR GROUPS OF SIMILAR PRODUCTS AND SERVICES
(In millions, except percentages)

	Three Months Ended
	October 24, 2026
	Amount	Y/Y %
Revenue:
Networking	$11,132	43%
Security	2,120	7%
Collaboration	1,136	8%
Observability	279	2%
Total Product	14,667	32%
Services	3,850	1%
Total	$18,517	24%
Amounts may not sum and percentages may not recalculate due to rounding.

CISCO SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	October 24, 2026	July 25, 2026
ASSETS
Current assets:
Cash and cash equivalents	$7,778	$7,218
Investments	8,067	8,700
Accounts receivable, net of allowance of $71 at October 24, 2026 and $78 at July 25, 2026	5,928	7,470
Inventories	6,384	5,694
Financing receivables, net	3,623	3,392
Other current assets	6,141	6,191
Total current assets	37,921	38,665
Property and equipment, net	3,091	2,760
Financing receivables, net	5,118	4,940
Goodwill	59,541	59,477
Purchased intangible assets, net	7,182	7,557
Deferred tax assets	7,152	7,109
Other assets	9,453	9,129
TOTAL ASSETS	$129,458	$129,637
LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$10,425	$10,161
Accounts payable	3,295	3,366
Accrued compensation	3,277	4,057
Deferred revenue	16,854	16,988
Other current liabilities	5,611	6,953
Total current liabilities	39,462	41,525
Long-term debt	19,374	19,372
Income taxes payable	2,480	2,339
Deferred revenue	13,204	12,793
Other long-term liabilities	3,331	3,323
Total liabilities	77,851	79,352
Total equity	51,607	50,285
TOTAL LIABILITIES AND EQUITY	$129,458	$129,637

CISCO SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended
	October 24, 2026	October 25, 2025
Cash flows from operating activities:
Net income	$4,552	$2,860
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and other	548	606
Share-based compensation expense	911	1,055
Provision (benefit) for receivables	4	(3)
Deferred income taxes	(38)	25
(Gains) losses on investments and other, net	(64)	(178)
Change in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	1,570	1,857
Inventories	(686)	(234)
Financing receivables	(420)	(312)
Other assets	(246)	(592)
Accounts payable	(71)	(108)
Income taxes, net	356	(128)
Accrued compensation	(778)	(539)
Deferred revenue	217	(723)
Other liabilities	(1,498)	(374)
Net cash provided by operating activities	4,357	3,212
Cash flows from investing activities:
Purchases of investments	(2,463)	(1,984)
Proceeds from sales of investments	224	1,269
Proceeds from maturities of investments	2,879	1,222
Acquisitions, net of cash and cash equivalents acquired	(113)	(7)
Purchases of non-marketable equity securities	(117)	(18)
Return of investments in non-marketable equity securities	142	19
Acquisition of property and equipment	(502)	(323)
Other	(79)	(22)
Net cash provided by (used in) investing activities	(29)	156
Cash flows from financing activities:
Repurchases of common stock - repurchase program	(1,997)	(1,992)
Shares repurchased for tax withholdings on vesting of restricted stock units	(414)	(284)
Short-term borrowings, original maturities of 90 days or less, net	1,107	1,260
Issuances of debt	5,186	1,559
Repayments of debt	(6,013)	(2,788)
Dividends paid	(1,654)	(1,617)
Other	(1)	(1)
Net cash used in financing activities	(3,786)	(3,863)
Effect of foreign currency exchange rate changes on cash, cash equivalents, restricted cash and restricted cash equivalents	18	(14)
Net increase (decrease) in cash, cash equivalents, restricted cash and restricted cash equivalents	560	(509)
Cash, cash equivalents, restricted cash and restricted cash equivalents, beginning of period	7,227	8,910
Cash, cash equivalents, restricted cash and restricted cash equivalents, end of period	$7,787	$8,401
Supplemental cash flow information:
Cash paid for interest	$600	$616
Cash paid for income taxes, net	$624	$634

CISCO SYSTEMS, INC.
REMAINING PERFORMANCE OBLIGATIONS
(In millions, except percentages)

	October 24, 2026		July 25, 2026		October 25, 2025
	Amount	Y/Y%	Amount	Y/Y%	Amount	Y/Y%
Product	$23,396	7%	$23,436	9%	$21,904	10%
Services	22,773	9%	23,298	6%	20,969	4%
Total	$46,169	8%	$46,734	7%	$42,873	7%

CISCO SYSTEMS, INC.
DEFERRED REVENUE
(In millions)

	October 24, 2026	July 25, 2026	October 25, 2025
Deferred revenue:
Product	$14,012	$13,817	$13,252
Services	16,046	15,964	14,717
Total	$30,058	$29,781	$27,969
Reported as:
Current	$16,854	$16,988	$15,801
Noncurrent	13,204	12,793	12,168
Total	$30,058	$29,781	$27,969

CISCO SYSTEMS, INC.
DIVIDENDS PAID AND REPURCHASES OF COMMON STOCK
(In millions, except per-share amounts)

	DIVIDENDS		STOCK REPURCHASE PROGRAM			TOTAL
Quarter Ended	Per Share	Amount	Shares	Weighted-Average Price per Share	Amount	Amount
Fiscal 2027
October 24, 2026	$0.42	$1,654	18	$112.38	$2,002	$3,656

Fiscal 2026
July 25, 2026	$0.42	$1,659	13	$111.53	$1,502	$3,161
April 25, 2026	$0.42	$1,660	16	$80.28	$1,252	$2,912
January 24, 2026	$0.41	$1,617	18	$76.29	$1,351	$2,968
October 25, 2025	$0.41	$1,617	29	$68.28	$2,001	$3,618

CISCO SYSTEMS, INC.
RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

GAAP TO NON-GAAP NET INCOME
(In millions)

	Three Months Ended
	October 24, 2026	October 25, 2025
GAAP net income	$4,552	$2,860
Adjustments to cost of sales:
Share-based compensation expense	134	150
Amortization of acquisition-related intangible assets	222	233
Acquisition/divestiture-related costs	3	8
Total adjustments to GAAP cost of sales	359	391
Adjustments to operating expenses:
Share-based compensation expense	775	884
Amortization of acquisition-related intangible assets	191	231
Acquisition/divestiture-related costs	56	103
Significant asset impairments and restructurings	28	147
Total adjustments to GAAP operating expenses	1,050	1,365
Adjustments to interest and other income (loss), net:
(Gains) and losses on investments	(73)	(195)
Total adjustments to GAAP interest and other income (loss), net	(73)	(195)
Total adjustments to GAAP income before provision for income taxes	1,336	1,561
Income tax effect of non-GAAP adjustments	(394)	(337)
Significant tax matters	73	(73)
Total adjustments to GAAP provision for income taxes	(321)	(410)
Non-GAAP net income	$5,567	$4,011

CISCO SYSTEMS, INC.
RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

GAAP TO NON-GAAP EPS

	Three Months Ended
	October 24, 2026	October 25, 2025
GAAP EPS	$1.14	$0.72
Adjustments to GAAP:
Share-based compensation expense	0.23	0.26
Amortization of acquisition-related intangible assets	0.10	0.12
Acquisition/divestiture-related costs	0.01	0.03
Significant asset impairments and restructurings	0.01	0.04
(Gains) and losses on investments	(0.02)	(0.05)
Income tax effect of non-GAAP adjustments	(0.10)	(0.08)
Significant tax matters	0.02	(0.02)
Non-GAAP EPS	$1.40	$1.00
Amounts may not sum due to rounding.

CISCO SYSTEMS, INC.
RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

GROSS MARGINS, OPERATING EXPENSES, OPERATING MARGINS, INTEREST AND OTHER INCOME (LOSS), NET, AND NET INCOME
(In millions, except percentages)

	Three Months Ended
	October 24, 2026
	Product Gross Margin	Services Gross Margin	Total Gross Margin	Operating Expenses	Y/Y	Operating Income	Y/Y	Interest and other income (loss), net	Net Income	Y/Y
GAAP amount	$9,057	$2,731	$11,788	$6,190	(3)%	$5,598	66%	$(103)	$4,552	59%
% of revenue	61.8%	70.9%	63.7%	33.4%		30.2%		(0.6)%	24.6%
Adjustments to GAAP amounts:
Share-based compensation expense	59	75	134	775		909		—	909
Amortization of acquisition-related intangible assets	222	—	222	191		413		—	413
Acquisition/divestiture-related costs	1	2	3	56		59		—	59
Significant asset impairments and restructurings	—	—	—	28		28		—	28
(Gains) and losses on investments	—	—	—	—		—		(73)	(73)
Income tax effect/significant tax matters	—	—	—	—		—		—	(321)
Non-GAAP amount	$9,339	$2,808	$12,147	$5,140	2%	$7,007	37%	$(176)	$5,567	39%
% of revenue	63.7%	72.9%	65.6%	27.8%		37.8%		(1.0)%	30.1%

	Three Months Ended
	October 25, 2025
	Product Gross Margin	Services Gross Margin	Total Gross Margin	Operating Expenses	Operating Income	Interest and other income (loss), net	Net Income
GAAP amount	$7,143	$2,602	$9,745	$6,382	$3,363	$28	$2,860
% of revenue	64.5%	68.4%	65.5%	42.9%	22.6%	0.2%	19.2%
Adjustments to GAAP amounts:
Share-based compensation expense	68	82	150	884	1,034	—	1,034
Amortization of acquisition-related intangible assets	233	—	233	231	464	—	464
Acquisition/divestiture-related costs	2	6	8	103	111	—	111
Significant asset impairments and restructurings	—	—	—	147	147	—	147
(Gains) and losses on investments	—	—	—	—	—	(195)	(195)
Income tax effect/significant tax matters	—	—	—	—	—	—	(410)
Non-GAAP amount	$7,446	$2,690	$10,136	$5,017	$5,119	$(167)	$4,011
% of revenue	67.2%	70.7%	68.1%	33.7%	34.4%	(1.1)%	27.0%
Amounts may not sum and percentages may not recalculate due to rounding.

CISCO SYSTEMS, INC.
RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

EFFECTIVE TAX RATE
(In percentages)

	Three Months Ended
	October 24, 2026	October 25, 2025
GAAP effective tax rate	17.2%	15.7%
Total adjustments to GAAP provision for income taxes	1.3%	3.3%
Non-GAAP effective tax rate	18.5%	19.0%

GAAP TO NON-GAAP GUIDANCE

Q2 FY 2027	Gross Margin	Operating Margin	Earnings per Share (1)
GAAP	63% - 64%	27% - 28%	$1.07 - $1.09
Estimated adjustments for:
Share-based compensation expense	1.0%	5.0%	$0.14
Amortization of acquisition-related intangible assets and acquisition/divestiture-related costs	1.0%	2.5%	$0.08
Significant asset impairments and restructurings (2)	—	1.5%	$0.05
Non-GAAP	65% - 66%	36% - 37%	$1.34 - $1.36

FY 2027	Earnings per Share (1)
GAAP	$4.38 - $4.44
Estimated adjustments for:
Share-based compensation expense	$0.63
Amortization of acquisition-related intangible assets and acquisition/divestiture-related costs	$0.34
Significant asset impairments and restructurings (2)	$0.11
(Gains) and losses on investments	($0.01)
Significant tax matters	$0.02
Non-GAAP	$5.47 - $5.53
(1) Estimated adjustments to GAAP earnings per share are shown after income tax effects.
(2) Reflects charges related to a restructuring plan announced on May 13, 2026. We expect this plan to be substantially completed by the end of fiscal 2027.
Except as noted above, this guidance does not include the effects of any future acquisitions/divestitures, significant asset impairments and restructurings, significant litigation settlements and other contingencies, gains and losses on investments, significant tax matters, or other items, which may or may not be significant.

Forward Looking Statements, Non-GAAP Information and Additional Information
This release may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements regarding future events (such as our expertise helping organizations scale, secure and optimize their environments for the agentic AI era, the raised expectation of AI infrastructure revenue from hyperscalers, the opportunity as a multi-year networking supercycle gets underway, the broad-based high demand for Cisco technology, and our continued focus on delivering durable growth and driving continued capital returns) and the future financial performance of Cisco (including the guidance for Q2 FY 2027 and full year FY 2027) that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results due to a variety of factors, including: business and economic conditions and growth trends in the networking industry, our customer markets and various geographic regions; global economic conditions and uncertainties in the geopolitical environment, including tariffs or other trade barriers or disruptions; our development and use of artificial intelligence; overall information technology spending; spending levels of cloud and hyperscaler customers and the timing and scale of AI infrastructure deployments; variations in customer demand for products and services, including sales to the service provider market, cloud, enterprise and other customer markets; large and concentrated purchases of AI infrastructure solutions by cloud and hyperscaler customers; the return on our investments in certain key priority areas, and in certain geographical locations, as well as maintaining leadership in Networking and services; the timing of orders and manufacturing and customer lead times; supply constraints; changes in customer order patterns or customer mix; insufficient, excess or obsolete inventory; losses on purchase commitments or other charges; variability of component costs; variations in sales channels, product costs or mix of products sold; our ability to successfully acquire businesses and technologies and to successfully integrate and operate these acquired businesses and technologies; our ability to achieve expected benefits of our partnerships; increased competition in our product and services markets, including the data center market; dependence on the introduction and market acceptance of new product offerings and standards; demand for, costs of delivering, and performance of our software subscription and cloud-based offerings; rapid technological and market change; manufacturing and sourcing risks; product defects and returns; litigation involving patents, other intellectual property, antitrust, stockholder and other matters, and governmental investigations; our ability to achieve the benefits of restructurings and possible changes in the size and timing of related charges; cyber attacks, data breaches or other incidents; vulnerabilities and critical security defects; our ability to protect personal data; evolving regulatory uncertainty or obligations applicable to our products or services; terrorism; natural catastrophic events (including as a result of global climate change); any pandemic or epidemic; our ability to achieve the benefits anticipated from our investments in sales, engineering, service, marketing and manufacturing activities; our ability to recruit and retain key personnel; our ability to manage financial risk, and to manage expenses during economic downturns; risks related to the global nature of our operations, including our operations in emerging markets; currency fluctuations and other international factors; changes in provision for income taxes, including changes in tax laws and regulations or adverse outcomes resulting from examinations of our income tax returns; potential volatility in results of operations; and other factors listed in Cisco’s most recent report on Form 10-K filed on September 2, 2026. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in Cisco’s most recent report on Form 10-K as it may be amended from time to time. Cisco’s results of operations for the three months ended October 24, 2026 are not necessarily indicative of Cisco’s results of operations for any future periods. Any projections in this release are based on limited information currently available to Cisco, which is subject to change. Although any such projections and the factors influencing them will likely change, Cisco will not necessarily update the information, since Cisco will only provide guidance at certain points during the year. Such information speaks only as of the date of this release.
This release includes non-GAAP net income, non-GAAP gross margins, non-GAAP operating expenses, non-GAAP operating income and margin, non-GAAP effective tax rates, non-GAAP interest and other income (loss), net, and non-GAAP net income per share data for the periods presented. It also includes future estimated ranges for gross margin, operating margin, tax provision rate and EPS on a non-GAAP basis.
These non-GAAP measures are not in accordance with, or an alternative for, measures prepared in accordance with generally accepted accounting principles (GAAP) and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Cisco believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Cisco’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Cisco’s results of operations in conjunction with the corresponding GAAP measures.
Cisco believes that the presentation of non-GAAP measures when shown in conjunction with the corresponding GAAP measures, provides useful information to investors and management regarding financial and business trends relating to its financial condition and its historical and projected results of operations.

For its internal budgeting process, Cisco’s management uses financial statements that do not include, when applicable, share-based compensation expense, amortization of acquisition-related intangible assets, acquisition/divestiture-related costs, significant asset impairments and restructurings, significant litigation settlements and other contingencies, gains and losses on investments, the income tax effects of the foregoing and significant tax matters. Cisco’s management also uses the foregoing non-GAAP measures, in addition to the corresponding GAAP measures, in reviewing the financial results of Cisco. In prior periods, Cisco has excluded other items that it no longer excludes for purposes of its non-GAAP financial measures. From time to time in the future there may be other items that Cisco may exclude for purposes of its internal budgeting process and in reviewing its financial results. For additional information on the items excluded by Cisco from one or more of its non-GAAP financial measures, refer to the Form 8-K regarding this release furnished today to the Securities and Exchange Commission.
About Cisco
Cisco (NASDAQ: CSCO) is the worldwide technology leader that is revolutionizing the way organizations connect and protect in the AI era. For more than 40 years, Cisco has securely connected the world. With its industry leading AI-powered solutions and services, Cisco enables its customers, partners and communities to unlock innovation, enhance productivity and strengthen digital resilience. With purpose at its core, Cisco remains committed to creating a more connected and inclusive future for all. Discover more on The Newsroom and follow us on X at @Cisco.
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